Exhibit 99.1

PHH Corporation Announces Second Quarter 2014 Results

Net Loss Attributable to PHH Corporation of $59 million or $1.02 per basic share

Net Loss From Continuing Operations Attributable to PHH Corporation of $13 million or $0.23 per basic share

Core Loss (after-tax)* of $18 million and Core Loss per Share* of $0.31

2Q14 Highlights:

•                  Interest rate lock commitments (IRLCs) expected to close declined 62% from 2Q13 to $2.1 billion.  Fee-based closings constituted 65% of total closings, up from 47% in 2Q13

•                  Total loan margin of 273 bps, a 75 bps decrease from 2Q13

•                  Total purchase closings of $5.7 billion, a 7% increase from $5.3 billion in 2Q13, compared to a 5% decrease in purchase closings for the industry

•                  Total mortgage production segment expenses in 2Q14 declined 27% compared to 2Q13, and total quality-related costs declined 90% in 2Q14 compared to 2Q13

•                  Mortgage Servicing core earnings of $2 million in 2Q14, up $75 million compared to a core loss of $73 million in 2Q13

Mt. Laurel, NJ — August 4, 2014 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended June 30, 2014.

For the quarter ended June 30, 2014, the Company reported a net loss attributable to PHH Corporation of $59 million or $1.02 per basic share.  Net loss from continuing operations attributable to PHH Corporation was $13 million or $0.23 per basic share.  Core loss (after-tax)* and core loss per share* for the quarter were $18 million and $0.31, respectively.

Tangible book value per share* was $26.49 at June 30, 2014, down 3% from $27.34 at March 31, 2014, and down 6% from $28.14 at June 30, 2013.  Including the estimated gain on the Fleet Management Services transaction, Pro forma book value per share** was $31.34 at June 30, 2014.

Glen A. Messina, president and CEO of PHH Corporation, said, “While our second quarter results continue to reflect a highly-challenging industry environment, we are reducing costs and gaining share in the retail home purchase mortgage market.  With the successful sale of the Fleet Management Services business, we are focused on returning capital to shareholders, reducing leverage and executing our strategy in the Mortgage business.  We are implementing the right cost and operating structure and working to improve the profitability of our Private Label contracts to capture opportunities and sustain a strong competitive position across mortgage cycles, including in the current home purchase driven mortgage market.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net revenues	$196	$415	$307	$751
(Loss) income from continuing operations before income taxes	(21)	133	(114)	205
Net (loss) income from continuing operations attributable to PHH Corporation	(13)	74	(71)	110
Net (loss) income attributable to PHH Corporation	(59)	90	(101)	142

(Loss) earnings per share from continuing operations:
Basic	$(0.23)	$1.30	$(1.23)	$1.92
Diluted	$(0.23)	$1.15	$(1.23)	$1.68

Weighted-average common shares outstanding:
Basic shares (in millions)	57.638	57.321	57.591	57.285
Diluted shares (in millions)	57.638	64.822	57.591	65.301

Non-GAAP Results*
Core (loss) earnings (pre-tax)	$(33)	$(33)	$(85)	$(39)
Core (loss) earnings (after-tax)	(18)	(18)	(52)	(22)

Core (loss) earnings per share	$(0.31)	$(0.31)	$(0.91)	$(0.38)

Adjusted cash flow	$(68)	$126	$(164)	$191

* Non-GAAP Financial Measures

Non-GAAP financial measures for all periods presented reflect the continuing operations of the Company and exclude the results of the Fleet business and amounts related to the disposition of the business.

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

**  Pro Forma Measures

As previously reported on our July 7, 2014 Form 8-K, we completed the sale of our Fleet business effective on July 1, 2014.  Pro forma book value per share is a pro forma measure included in this press release that reflects our estimate of our financial position as of June 30, 2014 after the disposition of the Fleet Business, adjusted for our estimates of the disposition as if it had occurred on March 31, 2014.  Pro forma estimates that were used to adjust book value per share include the estimated gain on sale.  The actual gain on the sale of the Fleet business may vary from our estimate based upon final determination and settlement of post-closing adjustments.

Mortgage Production

Mortgage Production Segment Loss

Mortgage Production segment loss in the second quarter of 2014 was $27 million, compared to a segment loss of $60 million in the first quarter of 2014 and a segment profit of $44 million in the second quarter of 2013.  The lower segment loss during the second quarter of 2014 compared to the first quarter of 2014 was primarily due to a 26% increase in total closings, which drove greater Mortgage fees, and an 18% increase in IRLCs expected to close, partially offset by an 18 bps decline in total loan margin, which drove an increase in Gain on mortgage loans, net.

Mortgage Closing Volume

Total second quarter 2014 mortgage closings were $9.3 billion, up 26% from the first quarter of 2014 and down 37% from the second quarter of 2013.  Retail closings increased 29% from the first quarter of 2014 but declined 33% compared to the second quarter of 2013.  Retail closings increased to 97% of total closings in the second quarter of 2014 from 94% in the first quarter of 2014, reflecting our continued emphasis on our retail channels.  Fee-based closings represented 65% of total closings in the second quarter of 2014, consistent with the first quarter of 2014 and up from 47% of total closings in the second quarter of 2013.  The increased mix of fee-based closings continues to adversely affect the profitability of our Mortgage Production segment as the revenue per loan on fee-based closings is generally lower than the revenue per loan on saleable closings.

Interest Rate Lock Commitments

IRLCs expected to close of $2.1 billion in the second quarter of 2014 increased 18% from the first quarter of 2014, driven by a 46% increase in retail purchase IRLCs expected to close.  IRLCs expected to close declined 62% from the second quarter of 2013, primarily reflecting declining demand for refinancings and a shift in mix toward fee-based production.

Total Loan Margin

Total loan margin on IRLCs expected to close for the second quarter of 2014 was 273 bps, an 18 bps decrease from the first quarter of 2014 and 75 bps less than the second quarter of 2013.  Margins continued their downward trend in the second quarter of 2014, reflecting declines in industry origination volumes, especially refinancing volumes.  Margins generally have widened when mortgage interest rates decline and tighten when mortgage interest rates increase, as loan originators attempt to balance origination volume with operational capacity; however in the first half of 2014, mortgage interest rates have declined, industry volumes have declined, and margins have tightened.

Mortgage Servicing

Mortgage Servicing Segment Profit

Mortgage Servicing segment profit in the second quarter of 2014 was $10 million, compared to a segment loss of $29 million in the first quarter of 2014 and a segment profit of $81 million in the second quarter of 2013.  The second quarter of 2014 segment profit included a $12 million unfavorable market-related fair value adjustment to our mortgage servicing rights (MSR), as mortgage interest rates declined in the quarter, and a $20 million net derivative gain related to MSRs.  This compares to a $155 million favorable market-related fair value adjustment to our MSR and a $1 million net derivative loss related to MSRs in the second quarter of 2013.  The reduction in MSR value for prepayments and recurring cash flows was $40 million in the second quarter of 2014, compared to $34 million in the first quarter of 2014 and $80 million in the second quarter of 2013.  The lower fair value adjustment for prepayments and recurring cash flows for the second quarter of 2014 compared to the second quarter of 2013 reflects lower prepayments in our capitalized portfolio.

Unpaid Principal Balance (UPB) of Mortgage Servicing Portfolio

At June 30, 2014, the UPB of our capitalized servicing portfolio was $124.0 billion, down 3% from March 31, 2014, and 7% from June 30, 2013.  Although prepayments have declined over the past four quarters, they continue to exceed additions from new loan production.

At June 30, 2014, the UPB of our total loan servicing portfolio was $225.9 billion, representing a slight increase from March 31, 2014, and a 1% decrease from June 30, 2013.  The 1% year-over-year decrease in our total loan servicing portfolio primarily reflects the aforementioned decline in the UPB of our capitalized servicing portfolio, partially offset by an increase in sub-servicing UPB.

Mortgage Servicing Rights

At June 30, 2014, the book value of our MSR was $1.2 billion, representing a 96 bps capitalized servicing rate.  The MSR book value and capitalized servicing rate at March 31, 2014, was also $1.2 billion and 96 bps of the capitalized loan servicing portfolio.  The MSR book value at June 30, 2013, was $1.2 billion, representing a 94 bps capitalized servicing rate.  During the second quarter of 2014, $21 million in MSR book value was added from loans sold, which was more than offset by a $12 million decrease in MSR book value due to market-related fair value adjustments, a $40 million decrease in MSR book value related to prepayments and the receipt of recurring cash flows, and a $6 million decrease in MSR book value from MSR sales.

Repurchase and Foreclosure-related Charges

We recorded a $1 million repurchase and foreclosure-related reserve release during the second quarter of 2014 as we continued to experience a downward trend in new repurchase requests for more recent origination years (2009 to 2012).  In the first quarter of 2014, additions to the repurchase and foreclosure-related reserve were solely attributable to new loan sales, and we did not record any repurchase and foreclosure-related charges.  In the second quarter of 2013, repurchase and foreclosure-related charges were $11 million.  Total repurchase and foreclosure-related reserves were $110 million at the end of the second quarter of 2014, compared to $120 million at the end of the first quarter of 2014.  As of June 30, 2014, the estimated amount of reasonably possible losses associated with loan repurchases and indemnifications in excess of total repurchase and foreclosure-related reserves was $25 million, unchanged from the end of 2013, which relates to our estimate of foreclosure-related charges that may not be reimbursed pursuant to government mortgage insurance programs in the event we do not file insurance claims.

Liquidity Update

Liquidity at June 30, 2014, included $964 million in unrestricted cash and cash equivalents, which does not include $274 million in cash related to the Fleet business that is included in Assets held for sale.

As of June 30, 2014, we had no outstanding balances on our unsecured revolving credit facilities.  On July 7, 2014, in order to facilitate the sale of our Fleet business, we terminated our unsecured revolving credit facilities.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Tuesday, August 5, 2014, to discuss its second quarter 2014 results.  All interested parties are welcome to participate.  You can access the conference call by dialing (888) 208-1711 or (913) 981-5519 and using the conference ID 9283101 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation of supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Tuesday, August 5, 2014, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through August 20, 2014, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 9283101, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers. For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements regarding Pro forma book value per share.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES
Mortgage fees	$59	$82	$106	$161
Gain on mortgage loans, net	80	197	131	384
Mortgage interest income	12	19	20	39
Mortgage interest expense	(35)	(48)	(73)	(96)
Mortgage net finance expense	(23)	(29)	(53)	(57)
Loan servicing income	110	88	225	196
Change in fair value of mortgage servicing rights	(52)	75	(131)	80
Net derivative gain (loss) related to mortgage servicing rights	20	(1)	26	(17)
Valuation adjustments related to mortgage servicing rights, net	(32)	74	(105)	63
Net loan servicing income	78	162	120	259
Other income	2	3	3	4
Net revenues	196	415	307	751
EXPENSES
Salaries and related expenses	112	140	216	276
Occupancy and other office expenses	12	13	25	25
Other depreciation and amortization	6	6	12	11
Other operating expenses	87	123	168	234
Total expenses	217	282	421	546
(Loss) income from continuing operations before income taxes	(21)	133	(114)	205
Income tax (benefit) expense	(12)	47	(45)	71
(Loss) income from continuing operations, net of tax	(9)	86	(69)	134
(Loss) income from discontinued operations, net of tax	(46)	16	(30)	32
Net (loss) income	(55)	102	(99)	166
Less: net income attributable to noncontrolling interest	4	12	2	24
Net (loss) income attributable to PHH Corporation	$(59)	$90	$(101)	$142
Basic (loss) earnings per share:
From continuing operations	$(0.23)	$1.30	$(1.23)	$1.92
From discontinued operations	(0.79)	0.28	(0.52)	0.56
Total attributable to PHH Corporation	$(1.02)	$1.58	$(1.75)	$2.48
Diluted (loss) earnings per share:
From continuing operations	$(0.23)	$1.15	$(1.23)	$1.68
From discontinued operations	(0.79)	0.25	(0.52)	0.50
Total attributable to PHH Corporation	$(1.02)	$1.40	$(1.75)	$2.18

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$964	$1,126
Restricted cash	55	27
Mortgage loans held for sale	924	834
Accounts receivable, net	637	630
Mortgage servicing rights	1,187	1,279
Property and equipment, net	42	51
Other assets	435	450
Assets held for sale	4,694	4,456
Total assets	$8,938	$8,853

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$574	$583
Debt	2,167	2,024
Deferred taxes	699	687
Other liabilities	100	150
Liabilities held for sale	3,798	3,719
Total liabilities	7,338	7,163
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,574	1,666
Noncontrolling interest	26	24
Total equity	1,600	1,690
Total liabilities and equity	$8,938	$8,853

Segment Results

(In millions)

	Second Quarter 2014				Second Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other	Total PHH Corporation	Total PHH Corporation
Mortgage fees	$59	$—	$—	$59	$82
Gain on mortgage loans	80	—	—	80	197
Mortgage interest income	11	1	—	12	19
Mortgage interest expense:
Asset-backed interest expense	(7)	(2)	—	(9)	(17)
Allocated interest expense	(16)	(10)	—	(26)	(31)
Loan servicing income(1)	—	110	—	110	88
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(40)	—	(40)	(80)
Market-related(2)	—	(12)	—	(12)	155
Net derivative gain (loss) related to MSRs	—	20	—	20	(1)
Other income	2	—	—	2	3
Net revenues	129	67	—	196	415
Salaries and related expenses	80	14	18	112	140
Occupancy and other office expenses	7	5	—	12	13
Other depreciation and amortization	3	—	3	6	6
Other expenses:
Direct origination expenses	23	—	—	23	34
Repurchase and foreclosure-related	—	(1)	—	(1)	11
Direct foreclosure and REO expenses	—	14	—	14	19
Equipment and software expenses	—	4	4	8	10
Professional fees and consulting	7	6	12	25	25
Overhead Allocation - IT	13	5	(18)	—	—
Overhead Allocation - Other	10	2	(12)	—	—
Other	9	8	1	18	24
Other expenses	62	38	(13)	87	123
Total expenses	152	57	8	217	282
(Loss) income from continuing operations before income taxes	(23)	10	(8)	$(21)	$133
Less: income attributable to noncontrolling interest	4	—	—
Segment (loss) profit	$(27)	$10	$(8)

(1)                   For the second quarter of 2013, loan servicing income includes a $21 million pre-tax loss related to the termination of an inactive reinsurance agreement.

(2)                   Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Segment Results

(In millions)

	Six Months Ended June 30, 2014				Six Months Ended June 30, 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other	Total PHH Corporation	Total PHH Corporation
Mortgage fees	$106	$—	$—	$106	$161
Gain on mortgage loans	131	—	—	131	384
Mortgage interest income	18	2	—	20	39
Mortgage interest expense:
Asset-backed interest expense	(14)	(4)	—	(18)	(33)
Allocated interest expense	(33)	(22)	—	(55)	(63)
Loan servicing income (1)	—	225	—	225	196
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(74)	—	(74)	(157)
Market-related (2)	—	(57)	—	(57)	237
Net derivative gain (loss) related to MSRs	—	26	—	26	(17)
Other income	3	—	—	3	4
Net revenues	211	96	—	307	751
Salaries and related expenses	157	29	30	216	276
Occupancy and other office expenses	15	9	1	25	25
Other depreciation and amortization	6	1	5	12	11
Other expenses:
Direct origination expenses	42	—	—	42	62
Repurchase and foreclosure-related	—	(1)	—	(1)	26
Direct foreclosure and REO expenses	—	28	—	28	35
Equipment and software expenses	1	8	8	17	17
Professional fees and consulting	13	10	25	48	41
Overhead Allocation - IT	26	9	(35)	—	—
Overhead Allocation - Other	20	6	(26)	—	—
Other	16	16	2	34	53
Other expenses	118	76	(26)	168	234
Total expenses	296	115	10	421	546
(Loss) income from continuing operations before income taxes	(85)	(19)	(10)	$(114)	$205
Less: income attributable to noncontrolling interest	2	—	—
Segment loss	$(87)	$(19)	$(10)

(1)                   For the six months ended June 30, 2013, loan servicing income includes a $21 million pre-tax loss related to the termination of an inactive reinsurance agreement.

(2)                   Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Mortgage Production Segment

($ In millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Loans closed to be sold	$3,292	$7,897	(58)%	$5,901	$15,744	(63)%
Fee-based closings	6,002	6,874	(13)%	10,777	12,346	(13)%
Total closings	$9,294	$14,771	(37)%	$16,678	$28,090	(41)%
Purchase closings	$5,732	$5,344	7%	$9,322	$8,483	10%
Refinance closings	3,562	9,427	(62)%	7,356	19,607	(62)%
Total closings	$9,294	$14,771	(37)%	$16,678	$28,090	(41)%
Retail closings - PLS	$6,587	$9,503	(31)%	$12,007	$18,013	(33)%
Retail closings - Real Estate	2,397	3,877	(38)%	3,953	6,908	(43)%
Total retail closings	8,984	13,380	(33)%	15,960	24,921	(36)%
Wholesale/correspondent closings	310	1,391	(78)%	718	3,169	(77)%
Total closings	$9,294	$14,771	(37)%	$16,678	$28,090	(41)%
Retail - PLS (in units)	13,598	24,976	(46)%	25,620	48,902	(48)%
Retail - Real Estate (in units)	9,520	15,703	(39)%	16,272	27,979	(42)%
Total retail	23,118	40,679	(43)%	41,892	76,881	(46)%
Wholesale/correspondent (in units)	1,455	6,131	(76)%	3,118	14,082	(78)%
Total closings (in units)	24,573	46,810	(48)%	45,010	90,963	(51)%

Loans sold	$3,053	$7,989	(62)%	$5,976	$16,222	(63)%
Applications	$12,846	$19,704	(35)%	$23,215	$35,869	(35)%
IRLCs expected to close	$2,060	$5,386	(62)%	$3,810	$10,341	(63)%
Total loan margin (in basis points)	273	348	(22)%	281	359	(22)%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Mortgage fees	$59	$82	(28)%	$106	$161	(34)%
Gain on mortgage loans, net	80	197	(59)%	131	384	(66)%
Mortgage net finance expense	(12)	(17)	29%	(29)	(32)	9%
Other income	2	3	(33)%	3	4	(25)%
Net revenues	129	265	(51)%	211	517	(59)%
Salaries and related expenses	80	113	(29)%	157	223	(30)%
Occupancy and other office expenses	7	9	(22)%	15	17	(12)%
Other depreciation and amortization	3	3	—	6	6	—
Other operating expenses	62	84	(26)%	118	158	(25)%
Total expenses	152	209	(27)%	296	404	(27)%
(Loss) income before income taxes	(23)	56	n/m (1)	(85)	113	n/m (1)
Less: net income attributable to noncontrolling interest	4	12	(67)%	2	24	(92)%
Segment (loss) profit	$(27)	$44	n/m (1)	$(87)	$89	n/m (1)

(1)   n/m —Not meaningful

Mortgage Servicing Segment

($ In millions)

	As of June 30,
	2014	2013	Change
Total loan servicing portfolio	$225,902	$228,637	(1)%
Number of loans in owned portfolio	778,108	851,506	(9)%
Number of subserviced loans	402,291	408,191	(1)%
Total number of loans serviced	1,180,399	1,259,697	(6)%
Capitalized loan servicing portfolio	$123,959	$133,061	(7)%
Capitalized servicing rate	0.96%	0.94%
Capitalized servicing multiple	3.3	3.2
Weighted-average servicing fee (in basis points)	29	29

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Average total loan servicing portfolio	$225,905	$204,961	10%	$226,138	$195,595	16%
Average capitalized loan servicing portfolio	125,513	134,962	(7)%	126,837	136,813	(7)%
Payoffs, sales and principal curtailments of capitalized portfolio	5,361	10,246	(48)%	9,614	20,758	(54)%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Mortgage net finance expense	$(11)	$(12)	8%	$(24)	$(25)	4%
Loan servicing income	110	88	25%	225	196	15%
Valuation adjustments related to mortgage servicing rights, net	(32)	74	n/m (1)	(105)	63	n/m (1)
Net revenues	67	150	(55)%	96	234	(59)%
Salaries and related expenses	14	14	—	29	25	16%
Occupancy and other office expenses	5	3	67%	9	6	50%
Other depreciation and amortization	—	1	(100)%	1	1	—
Other operating expenses	38	51	(25)%	76	104	(27)%
Total expenses	57	69	(17)%	115	136	(15)%
Segment profit (loss)	$10	$81	(88)%	$(19)	$98	n/m (1)

(1)   n/m - Not meaningful

	June 30, 2014		December 31, 2013
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio Delinquency(1)
30 days	2.36%	1.74%	2.43%	1.82%
60 days	0.74	0.56	0.83	0.62
90 or more days	0.97	0.76	1.08	0.90
Total	4.07%	3.06%	4.34%	3.34%
Foreclosure/real estate owned(2)	2.34%	2.19%	2.46%	2.36%

(1)         Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)         As of June 30, 2014 and December 31, 2013, the total servicing portfolio included 22,759 and 24,892 of loans in foreclosure with an unpaid principal balance of $4.3 billion and $4.7 billion, respectively.

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	June 30, 2014		December 31, 2013
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Committed warehouse facilities	783	2.1%	709	2.1%
Uncommitted warehouse facilities	—	—%	—	—%
Servicing advance facility	126	2.7%	66	2.7%
Mortgage Asset-Backed Debt	909		775
Term notes	795	7.3%	795	7.3%
Convertible notes(2)	463	5.0%	454	5.0%
Unsecured credit facilities	—	—%	—	—%
Unsecured Debt	1,258		1,249
Total	$2,167		$2,024

(1)         Represents the weighted-average stated interest rate of outstanding debt as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs.  Facilities are variable-rate, except for the Unsecured Term notes and Convertible notes which are fixed-rate.

(2)         Balance is net of unamortized discounts of $37 million and $46 million as of June 30, 2014 and December 31, 2013, respectively.  The effective interest rate of the Convertible notes is 13.1%, which includes the accretion of the discount and issuance costs.  Excludes $199 million related to the if-converted value of the 2017 Convertible notes as of June 30, 2014.  The conversion premium may be settled in either cash or shares upon conversion, at the Company’s election.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements. Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements. Available capacity under committed borrowing arrangements as of June 30, 2014 consisted of:

			Maximum
	Maximum	Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Mortgage Asset-Backed Debt:
Committed warehouse facilities	2,089	783	1,306
Servicing advance facility	155	126	29
Unsecured credit facilities(1)	305	—	305

(1)         On July 7, 2014, in order to facilitate the sale of the Fleet business, the Company voluntarily terminated the revolving credit facility which provided $300 million of aggregate commitments.

Capacity for Mortgage asset-backed debt shown above excludes $2.8 billion not drawn under uncommitted facilities, and $158 million available under committed off-balance sheet gestation facilities.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures for all periods presented reflect the continuing operations of the Company and exclude the results of the Fleet business and amounts related to the disposition of the business.

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share involves differences from Segment profit or loss, Income or loss from continuing operations before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share should be considered as supplementary to, and not as a substitute for, Segment profit or loss, Income or loss from continuing operations before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share from continuing operations computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow excludes the change in the Cash balance of discontinued operations and involves differences from Net increase or decrease in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase or decrease in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) from continuing operations before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share from continuing operations attributable to PHH Corporation in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance from continuing operations excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.

Core earnings metrics are used in managing the Company’s business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance from continuing operations excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings or loss (pre-tax and after-tax) and core earnings or loss per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow excludes the change in the Cash balance of discontinued operations and measures the Company’s Net increase or decrease in cash and cash equivalents from continuing operations for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and loan margins.

Adjusted cash flow is not a substitute for the Net increase or decrease in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s business.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
(Loss) income from continuing operations before income taxes — as reported	$(21)	$133	$(114)	$205
Less: net income attributable to noncontrolling interest	4	12	2	24
Segment (loss) profit	(25)	121	(116)	181
Market-related fair value adjustments (1)	12	(155)	57	(237)
Net derivative (gain) loss related to MSRs	(20)	1	(26)	17
Core loss (pre-tax)	$(33)	$(33)	$(85)	$(39)

Net (loss) income attributable to PHH Corporation — as reported	$(59)	$90	$(101)	$142
Less: (Loss) income from discontinued operations, net of tax	(46)	16	(30)	32
Net (loss) income from continuing operations attributable to PHH Corporation	(13)	74	(71)	110
Market-related fair value adjustments, net of taxes (1)(2)	8	(93)	35	(142)
Net derivative (gain) loss related to MSRs, net of taxes(2)	(13)	1	(16)	10
Core loss (after-tax)	$(18)	$(18)	$(52)	$(22)

Basic (loss) earnings per share from continuing operations — as reported	$(0.23)	$1.30	$(1.23)	$1.92
Market-related fair value adjustments, net of taxes (1)(3)	0.13	(1.63)	0.60	(2.48)
Net derivative (gain) loss related to MSRs, net of taxes(3)	(0.21)	0.02	(0.28)	0.18
Core loss per share	$(0.31)	$(0.31)	$(0.91)	$(0.38)

(1)              Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)              For the three and six months ended June 30, 2014, an incremental effective tax rate of 39% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts compared to an incremental effective tax rate of 40% for the three and six months ended June 30, 2013.

(3)              Basic weighted-average shares outstanding of 57.638 million and 57.321 million for the three months ended June 30, 2014 and 2013, respectively and 57.591 million and 57.285 million for the six months ended June 30, 2014 and 2013, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Second Quarter 2014
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment (loss) profit	$(27)	$10	$(8)
Market-related fair value adjustments(1)	—	12	—
Net derivative gain related to MSRs	—	(20)	—
Core (loss) earnings	$(27)	$2	$(8)

	Second Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment profit (loss)	$44	$81	$(4)
Market-related fair value adjustments(1)	—	(155)	—
Net derivative loss related to MSRs	—	1	—
Core earnings (loss)	$44	$(73)	$(4)

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Six Months Ended June 30, 2014
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment profit (loss)	$(87)	$(19)	$(10)
Market-related fair value adjustments(1)	—	57	—
Net derivative gain related to MSRs	—	(26)	—
Core earnings (loss)	$(87)	$12	$(10)

	Six Months Ended June 30, 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment profit (loss)	$89	$98	$(6)
Market-related fair value adjustments(1)	—	(237)	—
Net derivative loss related to MSRs	—	17	—
Core earnings (loss)	$89	$(122)	$(6)

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net increase (decrease) in Cash and cash equivalents — as reported	$83	$117	$(7)	$215
Less: (Increase) decrease in cash balance of discontinued operations	(151)	10	(155)	(23)
Net (decrease) increase in Cash attributable to continuing operations	(68)	127	(162)	192
Adjustments:
Decrease (increase) in unsecured borrowings	—	—	—	—
Issuances of common stock	—	(1)	(2)	(1)
Adjusted cash flow	$(68)	$126	$(164)	$191

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(In millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	June 30,	December 31,
	2014	2013
PHH Corporation stockholders’ equity — as reported	$1,574	$1,666
Goodwill	(25)	(25)
Intangible assets	(28)	(29)
Tangible book value	$1,521	$1,612
Common shares issued and outstanding	57,411,352	57,265,517
Tangible book value per share	$26.49	$28.15